FIRST LOAN MODIFICATION AGREEMENT

This First Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of June 2, 2015, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”) and ANADIGICS, INC., a Delaware corporation, with its principal place of business at 141 Mount Bethel Road, Warren, New Jersey 07059  (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS.  Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of October 24, 2014, evidenced by, among other documents, a certain Loan and Security Agreement dated as of October 24, 2014, between Borrower and Bank (as amended, the “Loan Agreement”).  Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL.  Repayment of the Obligations is secured by, among other property, (a) the Collateral as defined in the Loan Agreement and (b) the Intellectual Property Collateral as defined in that certain Intellectual Property Security Agreement dated as of October 24, 2014, between Borrower and Bank (the “IP Agreement”) (together with any other collateral security granted to Bank, the “Security Documents”).  Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.9 thereof:

“           (b)           EBITDA.  To be tested as of the last day of each calendar quarter, quarterly EBITDA of at least: (i) ($4,250,000.00) for the quarter ending September 30, 2014; (ii) ($3,500,000.00) for the quarter ending December 31, 2014; (iii) ($1,700,000.00) for the quarter ending March 31, 2015; (iv) ($700,000.00) for the quarter ending June 30, 2015; (v) $1.00 for the quarter ending September 30, 2015; and (vii) $500,000.00 for the quarter ending December 31, 2015 and for each quarter thereafter.”

and inserting in lieu thereof the following:

“           (b)           EBITDA.  To be tested as of the last day of each calendar quarter, quarterly EBITDA of at least: (i) ($4,250,000.00) for the quarter ending September 30, 2014; (ii) ($3,500,000.00) for the quarter ending December 31, 2014; (iii) ($1,700,000.00) for the quarter ending March 31, 2015; (iv) ($2,750,000.00) for the quarter ending June 30, 2015; (v) ($2,500,000.00) for the quarter ending September 30, 2015; (vi) ($1,500,000.00) for the quarter ending December 31, 2015; and (vii) $1.00 for the quarter ending March 31, 2016 and for each quarter thereafter.”

2	The Loan Agreement shall be amended by deleting the following definition, appearing in Section 13.1 thereof:

“                       “Designated Deposit Account” is the multicurrency account denominated in Dollars, account number [________________________] maintained by Borrower with Bank.”

and inserting in lieu thereof the following:

“                       “Designated Deposit Account” is account number ending 040 (last three digits) maintained by Borrower with Bank.”

4. FEES AND EXPENSES.  Borrower shall pay to Bank a modification fee equal to Seven Thousand Five Hundred Dollars ($7,500.00), which fee shall be fully earned, due and payable on the date hereof.  Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. RATIFICATION OF PERFECTION CERTIFICATE.  Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate of Borrower dated as of October 24, 2014, and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Bank in such Perfection Certificate have not changed, as of the date hereof.

6. RATIFICATION OF IP AGREEMENT.  Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Agreement, and acknowledges, confirms and agrees that the IP Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in the IP Agreement and shall remain in full force and effect.

7. CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8. RATIFICATION OF LOAN DOCUMENTS.  Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9. NO DEFENSES OF BORROWER.  Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10. CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  Bank’s agreement to modifications to the existing Obligations pursuant to this  Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations.  Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations.  It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing.  No maker will be released by virtue of this Loan Modification Agreement.

11. COUNTERSIGNATURE.  This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Loan Modification Agreement is executed as of the date first written above.

BORROWER:	BANK:

ANADIGICS, INC.	SILICON VALLEY BANK

By: /s/ Terrence G. Gallagher	By: /s/ Ryan Ravenscroft
Name: Terrence G. Gallagher	Name: Ryan Ravenscroft
Title: Executive Vice President and Chief Financial Officer	Title: Managing Director